Variable Annuity Application – Optional Riders

GE Capital Life Assurance Company of New York

Confirmation #

Complete only if Optional Rider(s) selected for [Annuity Name].

1. Annuitant/Insured *(Last, First, M.I.)* | Gender ○ M ○ F | Riders: ○ Disability ○ Unemployment ○ Joint Annuitant Life

Date of Birth *(mm-dd-yyyy)* | Social Security No. | Telephone No.

Joint Annuitant/Insured *(Last, First, M.I.)* | Gender ○ M ○ F | Riders: ○ Disability ○ Unemployment ○ Joint Annuitant Life

Date of Birth *(mm-dd-yyyy)* | Social Security No. | Telephone No.

2. The following section must be completed for the Disability, Unemployment, and Joint Annuitant Life Riders. *(Information must be completed on Annuitant and Joint Annuitant even if allocation percentage equals zero. For Joint Annuitants, total coverage must equal 100%)*

	Annuitant/Insured	Joint Annuitant/Insured
Employer Name		
Occupation		
Annual Salary		
How long at current employer?		
Are you actively at work?		
How many hours a week do you currently work?		
Percentage of rider coverage	%	%
In past 3 years, have you flown, or do you intend to fly, other than as a fare-paying scheduled airline passenger? *If "Yes," complete Aviation Questionnaire*		
In the past 3 years have you participated in, or do you intend to participate in, any type of land, water or air vehicle racing, parachuting, hang/kite gliding, or skin/scuba diving or other hazardous sport? *If "Yes," complete Avocation Questionnaire*		

3. Complete for Joint Annuitant Life Rider only.
Medical Information on Annuitant/Insured *(Check/answer all that apply.)*

	Annuitant/Insured Yes	Annuitant/Insured No	Joint Annuitant/Insured Yes	Joint Annuitant/Insured No
A. Height/Weight	/		/	
B. In the past 3 years have you had your driver's license revoked or been convicted of, or pled guilty or no contest to driving under the influence of alcohol or drugs? *If "Yes," provide license number.* ____	○	○	○	○
C. In the next 2 years do you intend to travel or reside outside of the United States for more than 4 consecutive weeks?	○	○	○	○
D. In the past 10 years have you been hospitalized, treated, or diagnosed by a doctor or practitioner, for stroke, high blood pressure, heart trouble, circulatory problem, nervous system or mental disorder, drug or alcohol abuse, diabetes, tumor, cancer or other malignancy, disorder of the digestive system, kidney or liver disease?	○	○	○	○
E. Have you had any life, disability, or health insurance declined, or have you been offered a modified, substandard, or rated policy?	○	○	○	○
F. In the past 10 years, have you had diagnosis of AIDS (Acquired Immune Deficiency Syndrome) made by a member of the medical profession?	○	○	○	○

G. If the answer to any part of any question above was "Yes," give details here. *(Use a separate sheet if needed.)*

	Annuitant	Joint Annuitant
H. Full Name and Address of Personal Physician		
Reason For and Date of Last Consultation (Visit)		

Variable Annuity Application – Optional Riders

GE Capital Life Assurance Company of New York

Confirmation #

Complete only if Optional Rider(s) selected for [Annuity Name].

Agreement

All answers to the questions in this application and any medical examinations required, are complete and true to the best of my knowledge and belief. No information has been furnished which is not recorded in those answers. I agree that:

1. The answers to those questions, together with this agreement, are the basis for issuing any contract. No information has been furnished which is not recorded in the answers.
2. Except as otherwise provided in the Conditional Receipt, insurance does not take effect until I pay the initial purchase payment and the contract is delivered to me while all persons proposed for insurance are insurable under the Company's published underwriting rules.
3. To the extent permitted by law, I waive all rights that control the disclosure of medical information.
4. The Company is not bound by any knowledge or statement made to any agent, broker or other representative unless set forth in this application.
5. I acknowledge receipt of, and I have read the Investigative Consumer Report Notice and the Medical Information Bureau Disclosure Notice.
6. This application is to be attached to and made part of the contract.

Authorization

I authorize any physician, medical professional, hospital, clinic or medical care institution, to disclose to GE Capital Life Assurance Company of New York (the Company), its reinsurers, or any consumer reporting agency acting on its behalf, information about me. I also authorize the Medical Information Bureau, any consumer reporting agency, insurer, reinsurer, employer, relative, friend or neighbor to do likewise. The above parties are authorized to disclose information relating to employment, other insurance coverage, past and present physical or mental conditions, character, habits, avocations, finances, general reputation, credit and other personal characteristics.

I authorize the Company to obtain a copy of my motor vehicle record from the Department of Motor Vehicles or other appropriate state agency.

I understand that the Company will collect this information for the purpose of determining eligibility for insurance. I also understand that the Company may review this information in connection with claims that are later submitted to it.

I agree that this authorization will be valid for twenty-six months from the date it is signed or for the duration of the claim.

I know that I, or my authorized representative, have a right to receive a copy of this authorization upon request. I agree that a photographic copy of this authorization is as valid as the original.

If an investigative consumer report is prepared in connection with my application, I request to be interviewed in connection with that report. ○

State in Which Application Signed	
Signature of Individual Annuitant/Insured	Date *(mm-dd-yyyy)*
Signature of Individual Joint Annuitant/Insured	Date *(mm-dd-yyyy)*
Signature of Registered Representative	Date *(mm-dd-yyyy)*
Signature of Other Registered Representative	Date *(mm-dd-yyyy)*

Regular Mail
GE Capital Life Assurance Company of New York
Attn.: Annuity New Business
P.O. Box 85093
Richmond, VA 23285-5093

For Inquiries and/or Questions
Internet: www.gefinancialservice.com
Toll free: (800) 313-5282

Overnight Delivery
GE Capital Life Assurance Company of New York
Attn.: Annuity New Business
6610 W. Broad Street
Richmond, VA 23230

Conditional Receipt For Optional Riders

Confirmation #

GE Capital Life Assurance Company of New York

Complete only if Optional Rider(s) selected for [Annuity Name].

This receipt should not be removed unless given to applicant for a payment made on the date of the application.

NOTICE TO THE INSURED

All initial rider purchase payments should be made payable to GE Capital Life Assurance Company of New York.

Please notify the Company if you do not receive your contract or if a refund of your money is not made within six weeks from the date of this receipt.

This receipt shall be void if the initial rider purchase payment was made by check and the bank does not honor it upon presentation.

Not valid for more than the following amounts:

- $1,000,000 benefits per Proposed Insured for any Proposed Insured whose age nearest birthday is 55 or less.
- Total benefits of $1,500,000 on any Proposed Insured (including any and all insurance previously issued or applied for with this company).

- No Insurance Will Become Effective Prior to Policy Delivery Unless Each Condition Specified Below is Satisfied.
- No Person is Authorized to Change or Waive any of These Conditions.

ALL INITIAL RIDER PURCHASE PAYMENT CHECKS MUST BE MADE PAYABLE TO GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK. DO NOT MAKE THE CHECK PAYABLE TO THE AGENT OR LEAVE THE PAYEE BLANK.

I have received the initial rider purchase payment in the amount of $ ______________ from ______________________________ in connection with an application for optional insurance rider(s) bearing the same date and amount paid as this conditional receipt. If each of the following three conditions is satisfied fully, then, despite any language to the contrary in the application for insurance and subject to the Maximum Amount Limitation, insurance as provided by the terms and conditions of the contract applied for will become effective on the Effective Rider Date.

1. The payment must be made no later than the application date and must equal the minimum initial purchase payment required for the plan(s) and amount(s) of insurance applied for; and

2. All medical examinations and tests required by the Company must be completed and the reports of those medical examinations and tests must be received at the Company's Service Center within 60 days after the date of this receipt; and

3. All persons proposed for insurance must be on the Effective Date, as defined below, insurable at standard premium rates for the plan(s) and amount(s) of insurance requested in the application; **"Effective Date"** means the latest of (a) the date of completion of the application for the rider(s), (b) the date of completion of all medical exams and tests required by the Company or (c) the date coverage begins under the rider(s).

Maximum Amount Limitation: Under this receipt, the maximum amount of insurance is limited to the amount specified above.

Refund of Payment: If one or more of the above conditions 1, 2 or 3 have not been satisfied fully, the Company's liability is limited to a refund of the amount paid for the rider(s). That refund will be made to Proposed Insured(s).

Dated at ______________________________ on ____________________ ______________________________

City, State mm-dd-yyyy Licensed Agent/Broker

THIS RECEIPT SHALL BE VOID IF ALTERED OR MODIFIED. THIS RECEIPT SHALL BE VOID AFTER 90 DAYS FROM THE DATE IT IS SIGNED. THESE NOTICES MUST ALWAYS BE GIVEN TO THE PROPOSED INSURED/OWNER/APPLICANT.

INVESTIGATIVE CONSUMER REPORT NOTICE

In compliance with federal and state laws, this is to inform you that as part of our procedure for processing your insurance application, an investigative consumer report may be prepared. The information for the report is obtained through personal interviews with your neighbors, friends, or others with whom you are acquainted. The report includes information as to your character, general reputation, personal characteristics and mode of living. You may request to be interviewed for the consumer report. You may, upon written request, be informed whether or not the report was ordered, and if so, the name and address of the consumer reporting agency which made the report. Upon proper identification, you have the right to inspect and/or receive a copy of the report from the consumer reporting agency. You have the right to make a written request to us within a reasonable period of time to receive additional detailed information about the nature and scope of the investigation. Write to: Underwriting Department, GE Capital Life Assurance Company of New York, 6610 West Broad Street, Richmond, Virginia 23230.

MEDICAL INFORMATION BUREAU DISCLOSURE NOTICE

The information given in your application may be made available to other insurance companies to which you make application for life or health insurance coverage or to which a claim is submitted. The information you provide will be treated as confidential except that GE Capital Life Assurance Company of New York or its reinsurers may, however, make a brief report to the Medical Information Bureau (MIB), a nonprofit membership organization of life insurance companies which operates an information exchange on behalf of its members. Upon request by another insurance company member to which you have applied for life or health insurance coverage and to which a claim is submitted, the MIB will supply such company with the information it may have in its files.

Upon receipt of a request from you, the MIB will arrange disclosure of any information it may have in your file (medical information will be disclosed only to your attending physician). If you question the accuracy of information in the MIB's file, you may contact the MIB and seek a correction in accordance with the procedures set forth in the Federal Fair Credit Reporting Act. The address of the MIB's information office is Box 105, Essex Station, Boston, Massachusetts 02112, telephone number (617) 426-3660.

GE Capital Life Assurance Company of New York or its reinsurers may also release information in its files to other life insurance companies to which you may apply for life or health insurance, or to which a claim for benefits may be submitted.